Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

WY Secretary of State
FILED: 07/16/2018 10:13 AM
Original ID: 2018-000803973
Amendment ID: 2018-002343193

Profit Corporation
Articles of Amendment

1. Corporation name:

Kou You Kai Ltd.

2. Article number(s) Five is amended as follows:

Fifty-one (51) shares of the authorized preferred shares designated as series A per the attached Certificate of Designation.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 6/28/2018
(Date – mm/dd/yyyy)

Received
JUL 12 2018
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

- [x] **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

- [ ] **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

- [ ] **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________ **Date:** 6/29/18
(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Fred McLauchlin

Contact Person:

Title: Chief Financial Officer

Daytime Phone Number:

Email:

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- [x] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] Please submit one **originally signed** document.
- [ ] **Typical processing time is 3-5 business days** following the date of receipt in our office.
- [ ] Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

TERMS OF SERIES A PREFERRED STOCK

1. Number and Designation. This series shall consist of fifty-one (51) shares of Preferred Stock of the Corporation that shall be designated the Series A Preferred Stock ("Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designation pursuant to the provisions of the Wyoming Business Corporation Act stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except pursuant to majority vote of the Series A Holders. None of the shares of Series A Preferred Stock have been issued.

2. Dividends. These shares have no rights to receive dividends.

3. Voting Rights.

A. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (x) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of Series A Preferred Stock shall be equal to 102,036 votes, (((0.019607 x 5,000,000)/ 0.49) – (0.019607 x 5,000,000) = 102,036). With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or bylaws. If the Corporation effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series A Preferred Stock shall not be subject to adjustment unless specifically authorized. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, without the affirmative vote of the Holders of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series A Preferred Stock, (d) increase the authorized or designated number of shares of the Series A Preferred Stock, (e) issue any additional shares of Series A, or (f) enter into any agreement with respect to the foregoing. In the event the Corporation shall at any time on or after the date that Series A Preferred Stock has been issued ("Distribution Date") declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater (but not lesser) number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B. Except as otherwise provided herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C. In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock, will not amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would materially adversely affect the voting rights of, or the other rights, preferences or restrictions provided for the benefit of, any Series A Preferred Stock.

D. Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set

forth herein) for taking any corporate action.

4. Conversion. The holders of the Series A Preferred Stock shall have no conversion rights.

5. Liquidation. The holders of the Series A Preferred Stock shall have no liquidation preferences and shall receive proceeds in the event of a liquidation in the same amount and ratio of the holders of the Company's common stock.

6. Miscellaneous.

A. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

B. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

C. Priority. The Series A Preferred Stock shall be senior to the Corporation's outstanding Common Stock referred to herein as "Junior Securities". The Corporation may not hereafter issue any series of Preferred Stock that may be treated *in pari passu* or senior to the Series A without the consent of the holders of a majority of the outstanding Series A Preferred Stock at the time.

D. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series A Preferred Stock; provided notwithstanding Section 3.C. above that no such action will change or affect (a) the voting rights of the Series A Preferred Stock, or (b) the amount of cash, securities or other property receivable or to be received by the Series A Holders. An adjustment to the number of outstanding shares of Common Stock pursuant to a reverse stock split or forward stock split shall not be prohibited or restricted by this Section 6.D.

F. Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation's previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Preferred Stock then outstanding.

G. The number of authorized shares of Preferred Stock of the Corporation is 10,000,000, and the number of shares of Series A Preferred Stock, none of which has been issued, is 51.